Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Fourth Quarter and Full-Year Results
Full-Year Results: 7% Growth in Revenue; 11% Increase on a
Constant Currency Basis, and 21% Growth in Diluted EPS, as Adjusted
2016 Guidance, including Cybex Acquistion: Growth in Revenue of 9% to 11%
and Diluted EPS, as adjusted, of $3.35 to $3.50

LAKE FOREST, Ill., Jan. 28, 2016 -- Brunswick Corporation (NYSE: BC) today reported results for the fourth quarter and full-year of 2015.

2015 Full-Year Highlights:

•	Consolidated net sales increased 7 percent versus 2014; 11 percent growth on a constant currency basis.

•	Adjusted operating earnings increased by 18 percent from 2014. On a GAAP basis, operating earnings were up one percent.

•	Adjusted pretax earnings increased by 20 percent. On a GAAP basis, pretax earnings were up 9 percent.

•	Effective tax rate reflects recently enacted R&D tax credit, a $0.06 benefit to 2015 diluted EPS, as adjusted.

•	2015 diluted EPS, as adjusted, of $2.93, increased by 21 percent versus 2014. On a GAAP basis, diluted EPS of $2.41, increased by 18 percent.

“Our results in 2015 represent the sixth consecutive year of strong improvements in operating performance,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “These outstanding results reflect the strong execution of our business strategy by our global workforce.

“Our full-year revenues increased by 7 percent; 11 percent on a constant currency basis. Our top line reflected strong growth rates in fiberglass sterndrive/inboard and outboard boats, outboard engines and marine parts and accessories. This growth also included solid performance in fitness equipment. Solid market demand, higher average marine selling prices, benefits from acquisitions completed in 2014 and 2015 and continued market share gains drove sales growth.

“Adjusted operating earnings in 2015 increased by 18 percent as compared to the prior year, resulting in an adjusted operating margin increase of 100 basis points. Diluted earnings per common share, as adjusted, increased by 21 percent. This strong earnings growth was also supported by benefits from cost reductions and savings related to sourcing initiatives and a more favorable product mix, partially offset by the unfavorable effects of foreign exchange,” McCoy said.

Discontinued Operations
On Sept. 18, 2014, and May 22, 2015, the Company completed the sale of its Retail Bowling and Bowling Products businesses, respectively. As a result, the historical and future results of these businesses are reported as discontinued operations and the historical and future results of the Billiards business, which remains part of the Company, are now reflected in the Fitness segment. Therefore, for all periods presented in this release, all figures and outlook statements incorporate these changes and reflect continuing operations only, unless otherwise noted.

2015 Full-Year Results
For the year ended Dec. 31, 2015, the Company reported net sales of $4,105.7 million, up from $3,838.7 million in 2014. For the year, operating earnings were $331.7 million, which included a $82.3 million pension settlement charge and $12.4 million of restructuring, exit and impairment charges. In 2014, the Company reported operating earnings of $328.5 million, which included a $27.9 million pension settlement charge and $4.2 million of restructuring, exit and impairment charges.
For 2015, the Company reported net earnings of $227.4 million, or $2.41 per diluted share, compared with net earnings of $194.9 million, or $2.05 per diluted share, for 2014. The diluted EPS for 2015 included a $0.54 per diluted share pension settlement charge; $0.11 per diluted share of restructuring, exit and impairment charges and a $0.13 per diluted share benefit from special tax items. The diluted EPS for 2014 included a $0.21 per diluted share impairment charge for a marine equity method investment; $0.19 per diluted share of a pension settlement charge; $0.04 per diluted share of restructuring, exit and impairment charges and a $0.07 per diluted share benefit from special tax items.

Fourth Quarter Highlights:

•	Consolidated net sales increased 5 percent versus fourth quarter 2014;
9 percent on a constant currency basis.

•	Gross margin was 80 basis points higher versus prior year.

•	Adjusted operating earnings increased $25.0 million, or 59 percent, from fourth quarter 2014. On a GAAP basis, operating loss of $27.0 million.

•	Adjusted pretax earnings increased $22.5 million, or 56 percent. On a GAAP basis, pretax loss of $31.8 million.

•	Diluted EPS, as adjusted, of $0.52. On a GAAP basis, diluted EPS of $(0.10).

Fourth Quarter Results
For the fourth quarter of 2015, the Company reported net sales of $986.1 million, up from $938.6 million a year earlier. For the quarter, the Company reported an operating loss of $27.0 million, which included a $82.3 million pension settlement charge and $12.4 million of restructuring, exit and impairment charges. In the fourth quarter of 2014, the Company had operating earnings of $14.6 million, which included a $27.9 million pension settlement charge and $0.2 million of restructuring, exit and impairment charges.

For the fourth quarter of 2015, Brunswick reported a net loss of $9.0 million, or $(0.10) per diluted share, compared with a net loss of $2.3 million, or $(0.03) per diluted share, for the fourth quarter of 2014. The diluted EPS for the fourth quarter of 2015 included a $0.55 per diluted share of a pension settlement charge; $0.11 per diluted share of restructuring, exit and impairment charges and a $0.04 per diluted share benefit from special tax items. The diluted EPS for the fourth quarter of 2014 included a $0.22 per diluted share impairment charge for a marine equity method investment; $0.19 per diluted share of a pension settlement charge and a $0.05 per diluted share benefit from special tax items.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $668.8 million at the end of 2015, up
$32.9 million from year-end 2014 levels. This change versus the prior year-end reflects net cash provided by operating activities of $338.3 million, an increase of $91.4 million versus the prior year. Net proceeds received from the sale of the Bowling Products business (reported in discontinued operations) also contributed to the increase.

In addition, cash used for investing and financing activities of $253.1 million affected cash and marketable securities balances. Investing and financing activities for the year included $132.5 million for capital expenditures, $120.0 million for common stock repurchases, $48.3 million for dividends and $29.7 million for acquisitions.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $474.7 million in the fourth quarter of 2015, up 2 percent from $465.0 million in the fourth quarter of 2014. International sales, which represented 37 percent of total segment sales in the quarter, were down 5 percent compared to the prior year period. On a constant currency basis, international sales were up 7 percent. For the quarter, the Marine Engine segment reported operating earnings of $41.9 million. This compares with operating earnings of $31.6 million in the fourth quarter of 2014.

Sales increases in the quarter reflected growth in the segment’s outboard engine and parts and accessories businesses, which included revenues from acquisitions completed in the second and fourth quarters of 2015. Higher revenues and cost reductions, including benefits from improved plant efficiencies, lower commodity costs and savings related to sourcing initiatives, as well as a more favorable product mix contributed to the increase in operating earnings in the fourth quarter of 2015. Partially offsetting these positive factors were the unfavorable effects of foreign exchange.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 14 boat brands. The Boat segment reported net sales of $336.0 million for the fourth quarter of 2015, an increase of 14 percent compared with $294.3 million in the fourth quarter of 2014. International sales, which represented 27 percent of total segment sales in the quarter, decreased by 7 percent during the period.

On a constant currency basis, international sales were up 4 percent. For the fourth quarter of 2015, the Boat segment reported operating earnings of $2.6 million, including impairment and restructuring charges of $7.7 million. This compares with an operating loss of $4.1 million in the fourth quarter of 2014, including net restructuring charges of $0.2 million.

The segment's increase in revenue reflected strong growth in fiberglass outboard and sterndrive/inboard boats. Operating earnings benefited from higher sales and a more favorable product mix, as well as lower commodity costs and savings related to sourcing initiatives and cost reductions.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures and sells strength and cardiovascular fitness equipment and active recreation products. Fitness segment sales in the fourth quarter of 2015 totaled $237.7 million, up one percent from $235.0 million in the fourth quarter of 2014. International sales, which represented 43 percent of total segment sales in the quarter, decreased by 7 percent. On a constant currency basis, international sales decreased by one percent. For the quarter, the Fitness segment reported operating earnings of $39.9 million. This compares with operating earnings of $40.8 million in the fourth quarter of 2014.

The increase in revenue reflected growth in the U.S. at health clubs, local and federal governments and hospitality customers, partially offset by a slight net decline in overall international markets due to lower sales in Europe. Sales comparisons in the quarter were affected by revenues from an acquisition completed in the third quarter of 2015. The decrease in operating earnings included transaction costs associated with the segment’s recent Cybex acquisition and an unfavorable customer and channel sales mix, partially offset by benefits from higher sales, cost reductions and savings related to sourcing initiatives.

2016 Outlook
"Our outlook for 2016 is generally consistent with our three-year strategic plan and reflects another year of outstanding earnings growth, with strong cash flow generation,” said Brunswick President and Chief Operating Officer Mark D. Schwabero. “Our recent and forecasted results reflect the continued success of our strategy, as we believe we are well-positioned to generate sales and earnings growth in 2016 and beyond.

“We expect our businesses' top-line performance will continue to benefit from the continuation of solid growth in the U.S. and Europe and the success of our new products, partially offset by the negative impact of a stronger U.S. dollar and weakness in certain other international markets. As a result, our plan, including the Cybex International acquisition completed on Jan. 20, 2016, reflects revenue growth rates in 2016 to be in the range of 9 to 11 percent, absent any significant changes in our global macroeconomic assumptions. In total, acquisitions are expected to account for about 5 percent of 2016’s projected growth, reflecting the impact of completed acquisitions.

“Although category and regional strengths and weaknesses exist in the marine and fitness markets, the demonstrated resiliency of both marine participation and the overall commercial fitness market, combined with the continued successful execution of our growth strategy, as well as the cost management discipline that we have demonstrated since coming out of the last downturn, give us the confidence that we can achieve the financial targets outlined in our three-year strategic plan.

“For the full-year, we anticipate a slight improvement in both gross margins and operating margins, as we plan to continue to benefit from volume leverage, cost reductions and savings related to sourcing initiatives and modest positive product mix factors, partially offset by foreign currency headwinds and incremental investment to support growth. Operating expenses are estimated to increase in 2016; however, on a percentage of sales basis, are expected to be at slightly lower levels than 2015.
“Our guidance for 2016 reflects a diluted EPS, as adjusted, range of $3.35 to $3.50. Finally, for the full year, we expect to generate strong free cash flow in excess of $200 million,” Schwabero concluded.

Use of Non-GAAP Financial Information and Constant Currency Reporting
A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

For purposes of comparison, full-year and fourth quarter 2015 net sales growth is also shown using full-year and fourth quarter 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CST, hosted by Dustan E. McCoy, chairman and chief executive officer, Mark D. Schwabero, president and chief operating officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.
Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q4). Callers outside North America should call 847-585-4405 (passcode: Brunswick Q4) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CST Thursday, Feb. 4, 2016, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4157 9013#). The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may”, “could”, “expect”, “intend”, “target”, “plan”, “seek”, “estimate”, “believe”, “predict”, “potential” or “continue”. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for the Company’s products and services; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the ability to successfully integrate new acquisitions; the strength and protection of the Company’s brands and other intellectual property; the ability to absorb fixed costs and manage production facilities while expanding capacity and enhancing product offerings; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including the impact of inflation and increased competition from international competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating and fitness activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products; the inability to attract and retain individuals who could be key contributors to the organization; and risks associated with the Company’s information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company’s information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2014. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine, BLA and Bell RPG parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats; Life Fitness, Hammer Strength, Cybex and SCIFIT fitness equipment; InMovement products and services for productive well-being; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	December 31, 2015	December 31, 2014	% Change
Net sales	$986.1	$938.6	5%
Cost of sales	736.4	708.6	4%
Selling, general and administrative expense	148.3	153.8	-4%
Research and development expense	33.7	33.5	1%
Pension settlement charge	82.3	27.9	NM
Restructuring, exit and impairment charges	12.4	0.2	NM
Operating earnings (loss)	(27.0)	14.6	NM
Impairment of equity method investment	—	(20.2)	NM
Equity earnings	0.5	1.3	-62%
Other income, net	1.0	3.0	-67%
Loss before interest, loss on early extinguishment of debt and income taxes	(25.5)	(1.3)	NM
Interest expense	(6.8)	(7.1)	-4%
Interest income	0.5	0.5	0%
Loss on early extinguishment of debt	—	(0.1)	NM
Loss before income taxes	(31.8)	(8.0)	NM
Income tax benefit	(22.8)	(5.7)	NM
Net loss from continuing operations	(9.0)	(2.3)	NM

Net loss from discontinued operations, net of tax	(0.3)	(2.0)	-85%

Net loss	$(9.3)	$(4.3)	NM

Loss per common share:
Basic
Loss from continuing operations	$(0.10)	$(0.03)
Loss from discontinued operations	(0.00)	(0.02)
Net loss	$(0.10)	$(0.05)	NM

Diluted
Loss from continuing operations	$(0.10)	$(0.03)
Loss from discontinued operations	(0.00)	(0.02)
Net loss	$(0.10)	$(0.05)	NM

Weighted average shares used for computation of:
Basic loss per common share	92.1	93.8
Diluted loss per common share	92.1	93.8

Effective tax rate from continuing operations	71.7%	71.3%

Supplemental Information
Continuing Operations:
Operating earnings (loss)	$(27.0)	$14.6	NM
Pension settlement charge	82.3	27.9	NM
Restructuring, exit and impairment charges	12.4	0.2	NM
Adjusted operating earnings	$67.7	$42.7	59%

Loss before income taxes	$(31.8)	$(8.0)	NM
Pension settlement charge	82.3	27.9	NM
Restructuring, exit and impairment charges	12.4	0.2	NM
Impairment of equity method investment	—	20.2	NM
Loss on early extinguishment of debt	—	0.1	NM
Adjusted pretax earnings	$62.9	$40.4	56%

Earnings (loss) per common share:
Diluted loss from continuing operations	$(0.10)	$(0.03)
Pension settlement charge	0.55	0.19
Restructuring, exit and impairment charges	0.11	0.00
Impairment of equity method investment	—	0.22
Special tax items	(0.04)	(0.05)
Diluted earnings from continuing operations, as adjusted	$0.52	$0.33	58%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Twelve Months Ended
	December 31, 2015	December 31, 2014	% Change
Net sales	$4,105.7	$3,838.7	7%
Cost of sales	2,991.1	2,801.9	7%
Selling, general and administrative expense	562.3	556.6	1%
Research and development expense	125.9	119.6	5%
Pension settlement charge	82.3	27.9	NM
Restructuring, exit and impairment charges	12.4	4.2	NM
Operating earnings	331.7	328.5	1%
Impairment of equity method investment	—	(20.2)	NM
Equity earnings	3.7	1.8	NM
Other income, net	5.4	6.5	-17%
Earnings before interest, loss on early extinguishment of debt and income taxes	340.8	316.6	8%
Interest expense	(27.8)	(29.8)	-7%
Interest income	2.2	1.2	83%
Loss on early extinguishment of debt	—	(0.1)	NM
Earnings before income taxes	315.2	287.9	9%
Income tax provision	87.8	93.0	-6%
Net earnings from continuing operations	227.4	194.9	17%

Net earnings from discontinued operations, net of tax	14.0	50.8	-72%

Net earnings	$241.4	$245.7	-2%

Earnings per common share:
Basic
Earnings from continuing operations	$2.45	$2.08
Earnings from discontinued operations	0.15	0.55
Net earnings	$2.60	$2.63	-1%

Diluted
Earnings from continuing operations	$2.41	$2.05
Earnings from discontinued operations	0.15	0.53
Net earnings	$2.56	$2.58	-1%

Weighted average shares used for computation of:
Basic earnings per common share	93.0	93.6
Diluted earnings per common share	94.3	95.1

Effective tax rate from continuing operations	27.9%	32.3%

Supplemental Information
Continuing Operations:
Operating earnings	$331.7	$328.5	1%
Pension settlement charge	82.3	27.9	NM
Restructuring, exit and impairment charges	12.4	4.2	NM
Adjusted operating earnings	$426.4	$360.6	18%

Earnings before income taxes	$315.2	$287.9	9%
Pension settlement charge	82.3	27.9	NM
Restructuring, exit and impairment charges	12.4	4.2	NM
Impairment of equity method investment	—	20.2	NM
Loss on early extinguishment of debt	—	0.1	NM
Adjusted pretax earnings	$409.9	$340.3	20%

Earnings (loss) per common share:
Diluted earnings from continuing operations	$2.41	$2.05
Pension settlement charge	0.54	0.19
Restructuring, exit and impairment charges	0.11	0.04
Impairment of equity method investment	0.00	0.21
Special tax items	(0.13)	(0.07)
Diluted earnings from continuing operations, as adjusted	$2.93	$2.42	21%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	December 31, 2015	December 31, 2014	% Change	December 31, 2015	December 31, 2014	% Change	December 31, 2015	December 31, 2014
Marine Engine	$474.7	$465.0	2%	$41.9	$31.6	33%	8.8%	6.8%
Boat	336.0	294.3	14%	2.6	(4.1)	NM	0.8%	-1.4%
Marine eliminations	(62.3)	(55.7)	12%	—	—
Total Marine	748.4	703.6	6%	44.5	27.5	62%	5.9%	3.9%

Fitness	237.7	235.0	1%	39.9	40.8	-2%	16.8%	17.4%
Pension - non-service costs	—	—		(85.2)	(31.6)	NM
Corp/Other	—	—		(26.2)	(22.1)	-19%
Total	$986.1	$938.6	5%	$(27.0)	$14.6	NM	-2.7%	1.6%

	Twelve Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	December 31, 2015	December 31, 2014	% Change	December 31, 2015	December 31, 2014	% Change	December 31, 2015	December 31, 2014
Marine Engine	$2,314.3	$2,189.4	6%	$350.4	$309.1	13%	15.1%	14.1%
Boat	1,274.6	1,135.8	12%	37.6	17.2	NM	2.9%	1.5%
Marine eliminations	(277.8)	(255.8)	9%	—	—
Total Marine	3,311.1	3,069.4	8%	388.0	326.3	19%	11.7%	10.6%

Fitness	794.6	769.3	3%	116.5	115.3	1%	14.7%	15.0%
Pension - non-service costs	—	—		(94.0)	(42.7)	NM
Corp/Other	—	—		(78.8)	(70.4)	-12%
Total	$4,105.7	$3,838.7	7%	$331.7	$328.5	1%	8.1%	8.6%

NM = not meaningful

(1) Operating earnings (loss) in the fourth quarter of 2015 includes $82.3 million of pension settlement charge in Pension - non-service costs and $12.4 million of pretax restructuring, exit and impairment charges. The $12.4 million charge consists of $7.7 million in the Boat segment and $4.7 million in Corp/Other. Operating earnings (loss) in the fourth quarter of 2014 includes $27.9 million of pension settlement charge in Pension - non-service costs and $0.2 million of pretax restructuring, exit and impairment charges in the Boat segment.

(2) Operating earnings (loss) in 2015 includes $82.3 million of pension settlement charge in Pension - non-service costs and $12.4 million of pretax restructuring, exit and impairment charges. The $12.4 million charge consists of $7.7 million in the Boat segment and $4.7 million in Corp/Other. Operating earnings (loss) in 2014 includes $27.9 million of pension settlement charge in Pension - non-service costs and net $4.2 million of pretax restructuring, exit and impairment charges. The $4.2 million net charge consists of $1.5 million in the Boat segment and $2.7 million in Corp/Other.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$657.3	$552.7
Short-term investments in marketable securities	11.5	83.2
Total cash, cash equivalents and short-term investments in marketable securities	668.8	635.9
Restricted cash	12.7	15.6
Accounts and notes receivable, net	398.1	386.5
Inventories
Finished goods	444.4	434.9
Work-in-process	88.4	82.1
Raw materials	152.2	135.3
Net inventories	685.0	652.3
Deferred income taxes	180.5	208.0
Prepaid expenses and other	39.8	39.5
Current assets held for sale	—	30.0
Current assets	1,984.9	1,967.8

Net property	505.2	460.3

Other assets
Goodwill	298.7	296.9
Other intangibles, net	55.1	45.5
Equity investments	21.5	19.0
Non-current deferred tax asset	239.7	290.9
Other long-term assets	47.4	37.5
Long-term assets held for sale	—	12.6
Other assets	662.4	702.4

Total assets	$3,152.5	$3,130.5

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$6.0	$5.5
Accounts payable	339.1	317.4
Accrued expenses	563.0	561.5
Current liabilities held for sale	—	15.7
Current liabilities	908.1	900.1

Long-term debt	442.5	446.3
Other long-term liabilities	520.6	604.4
Long-term liabilities held for sale	—	8.2
Shareholders' equity	1,281.3	1,171.5
Total liabilities and shareholders' equity	$3,152.5	$3,130.5

Supplemental Information
Debt-to-capitalization rate	25.9%	27.8%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Twelve Months Ended
	December 31, 2015	December 31, 2014
Cash flows from operating activities
Net earnings	$241.4	$245.7
Less: net earnings from discontinued operations, net of tax	14.0	50.8
Net earnings from continuing operations	227.4	194.9
Depreciation and amortization	88.9	81.2
Pension expense, net of (funding)	20.4	(31.1)
Other long-lived asset impairment charges	13.0	0.2
Deferred income taxes	43.6	48.3
Excess tax benefits from share-based compensation	(7.0)	(8.4)
Equity in earnings of unconsolidated affiliates, net of dividends	(3.7)	(1.8)
Impairment of equity method investment	—	20.2
Loss on early extinguishment of debt	—	0.1
Changes in certain current assets and current liabilities, excluding acquisitions	(63.7)	(66.7)
Income taxes	11.4	(0.8)
Other, net	8.0	10.8
Net cash provided by operating activities of continuing operations	338.3	246.9
Net cash provided by (used for) operating activities of discontinued operations	(14.8)	1.3
Net cash provided by operating activities	323.5	248.2

Cash flows from investing activities
Capital expenditures	(132.5)	(124.8)
Purchases of marketable securities	(47.6)	(82.4)
Sales or maturities of marketable securities	119.3	11.9
Reductions in (transfers to) restricted cash	2.9	(9.1)
Investments	0.9	0.2
Acquisition of businesses, net of cash acquired	(29.7)	(41.5)
Proceeds from the sale of property, plant and equipment	2.4	5.8
Net cash used for investing activities of continuing operations	(84.3)	(239.9)
Net cash provided by investing activities of discontinued operations	44.5	260.2
Net cash provided by (used for) investing activities	(39.8)	20.3

Cash flows from financing activities
Net proceeds from issuances of long-term debt	0.1	0.5
Payments of long-term debt including current maturities	(3.4)	(5.3)
Net premium paid on early extinguishment of debt	—	(0.1)
Common stock repurchases	(120.0)	(20.0)
Cash dividends paid	(48.3)	(41.7)
Excess tax benefits from share-based compensation	7.0	8.4
Proceeds from share-based compensation activity	4.5	10.7
Tax withholding associated with shares issued for share-based compensation	(8.7)	(11.0)
Other, net	—	(2.2)
Net cash used for financing activities of continuing operations	(168.8)	(60.7)
Net cash provided by financing activities of discontinued operations	5.3	—
Net cash used for financing activities	(163.5)	(60.7)

Effect of exchange rate changes on cash and cash equivalents	(15.6)	(11.6)
Net increase in cash and cash equivalents	104.6	196.2
Cash and cash equivalents at beginning of period	552.7	356.5
Cash and cash equivalents at end of period	$657.3	$552.7

Supplemental Information
Free Cash Flow
Net cash provided by operating activities of continuing operations	$338.3	$246.9

Net cash provided by (used for):
Capital expenditures	(132.5)	(124.8)
Proceeds from the sale of property, plant and equipment	2.4	5.8
Effect of exchange rate changes on cash and cash equivalents	(15.6)	(11.6)
Total free cash flow	$192.6	$116.3